Exhibit 10.12

ANNUAL EMPLOYEE INCENTIVE COMPENSATION
PLAN FOR CONSUMERS ENERGY COMPANY

Amended 12/11/2023
Effective 7/1/2023
Supersedes previous amendment adopted October 15, 2023 and effective 7/1/2023

ANNUAL EMPLOYEE INCENTIVE COMPENSATION
PLAN FOR CONSUMERS ENERGY COMPANY

    I.    GENERAL PROVISIONS

1.1    Purpose. The purpose of the Annual Employee Incentive Compensation Plan (“EICP” or “Plan”) is to provide an equitable and competitive level of compensation that will permit Consumers Energy Company (“Company”) and its subsidiaries to attract, retain and motivate their employees.

1.2    Effective Date. The Plan as described herein is amended and restated effective as of March 14, 2014 and revised August 4, 2017, December 1, 2018, December 1, 2019, December 1, 2021, January 27, 2022, and July 1, 2023.

1.3    Eligibility. Regular non-union U.S. employees who have received a performance rating of at least “Fully Effective” (also known as “Effective” or “Meets Expectations” or “Satisfactory” or “Fully Contributing”) for the Performance Year as documented on their annual performance, evaluation, feedback and development appraisal are eligible for participation in the EICP. Any regular non-union employee who has received a performance rating of less than “Highly Effective” (also known as “Meets Expectations” or “Satisfactory” or “Fully Contributing”) or under-performing (also known as “under-contributing” or (“U”) for the Performance Year as documented on their annual performance, evaluation, feedback and development appraisal is not eligible for participation in the EICP.

    II.    CORPORATE PERFORMANCE GOALS

Each year the President and CEO of CMS Energy Corporation will establish the Corporate Performance Goals ("Goals") for the EICP. The Goals will consist of between five and fifteen utility specific performance criteria relating to such items as customer service, safety and reliability. When establishing the Goals for a Performance Year, the President and CEO will include the total number of criteria to be used for the year as well as the award percent for achievement of a specified number of the established criteria. The specific Goals will be communicated to employees no later than March 31st of the Performance Year. The Award Formula may include additional adjustments based on financial performance goals relating to CMS Energy Corporation as determined by the Compensation and Human Resources Committee of the Company Board of Directors (the “Committee”).

    III.    ANNUAL AWARD FORMULA

3.1    Annual Awards. Annual Awards for each eligible EICP participant will be based upon a standard award as set forth in the table below. The total amount of a participant’s Annual Award shall be computed according to the annual award formula set forth in Section 3.2. The Standard Award Amounts are subject to adjustment by the President and CEO of CMS Energy Corporation as indicated by market practices.

SALARY GRADE AWARD TABLE

Salary Grade	Fulltime Standard Award Amount	Part time Standard Award Amount
25	$18,500	$9,250
24	$18,250	$9,125
23	$11,250	$5,625
22	$11,000	$5,500
21	$6,750	$3,375
20	$6,500	$3,250
19	$6,250	$3,125
18	$1,000	$500
17	$875	$438
16	$750	$375
15	$675	$338
14	$600	$300
13	$575	$288
12	$550	$275
11	$525	$263
10	$500	$250
9	$475	$238
8	$450	$225
7	$425	$213
6	$400	$200
5	$375	$188
4	$350	$175
3	$325	$163
2	$300	$150
1	$275	$138

3.2    Annual Awards for EICP participants will be calculated and made as follows:

Annual Award = Standard Award Amount X Operational Award Level X 50% Plus Standard Target Amount X Financial Award Level X 50%

3.3 Impact of Transition from Salary Grade to Career Stream Job Levels. Effective July 1, 2023 (for exempt employees) or July 3, 2023 (for non-exempt employees) (“Transition Date”), the Company changed its job category structure from “salary grade” to “career stream” with “job levels”. Each eligible EICP participant’s Annual Award for 2023 shall be calculated based on the eligible EICP participant’s salary grade level in effect on January 1, 2023 (subject to Section 5.1) unless the eligible EICP participant (1) experienced a Qualifying Event on or after the Transition Date; or (2) initially became an eligible EICP participant on or after the Transition Date.

3.4 Impact of Qualifying Event on or after Transition Date. The term “Qualifying Event” means the eligible EICP participant took a new job in the context of a fill vacancy, step promotion, other data change, or a job reclassification that changed their pre-Transition salary grade.

(a)Increase in their pre-Transition salary grade from a Qualifying Event

(1)An eligible EICP participant who took a new job in the context of a fill vacancy that increased their pre-Transition salary grade will have their 2023 Annual Award prorated according to the salary grade that the new job would have been in under the salary grade structure in effect prior to the Transition Date.
(2)An eligible EICP participant who experiences a step promotion designated by action ZC and code 06 in SAP that increased their pre-Transition salary grade will have their 2023 Annual Award prorated according to the salary grade that the new job would have been in under the salary grade structure in effect prior to the Transition Date.
(3)An eligible EICP participant who experiences an other data change that increased their pre-Transition salary grade will have their 2023 Annual Award prorated according to the salary grade that the other data change would have been in under the salary grade structure in effect prior to the Transition Date.

(4)An eligible EICP participant who experiences a job reclassification that increased their pre-Transition salary grade will have their 2023 Annual Award prorated according to the salary grade that the reclassified job would have been in under the salary grade structure in effect prior to the Transition Date.

(b)Decrease in their pre-Transition salary grade from a Qualifying Event

(1)An eligible EICP participant who took a new job in the context of a fill vacancy that decreased their pre-Transition salary grade will have their 2023 Annual Award calculated according to the salary grade that the previous job prior to the fill vacancy would have been in under the salary grade structure in effect prior to the Transition Date.
(2)An eligible EICP participant who experiences an other data change that decreased their pre-Transition salary grade will have their 2023 Annual Award calculated according to the salary grade that prior to the other data change would have been in under the salary grade structure in effect prior to the Transition Date.

(3)An eligible EICP participant who experiences a job reclassification that decreased their pre-Transition salary grade will have their 2023 Annual Award calculated according to the salary grade that the job prior to reclassification would have been in under the salary grade structure in effect prior to the Transition Date.

3.5 2023 Annuals Awards for New Hires On or After Transition Date. 2023 Annual Awards for each eligible EICP participant hired, rehired, or newly eligible on or after the Transition Date shall be based on the salary grade that the job would have been in under the salary grade structure in effect prior to the Transition Date.

    IV.    PAYMENT OF ANNUAL AWARDS

4.1    Cash Annual Award. All Annual Awards for a Performance Year will be paid in cash no later than March 15th of the calendar year following the Performance Year provided that the Annual Award for a particular Performance Year has not been deferred voluntarily pursuant to Section 4.2. The amounts required by law to be withheld for income and employment taxes will be deducted from the Annual Award payments. All Annual Awards become the obligation of the company on whose payroll the employee is enrolled at the time the Committee makes the Annual Award.

4.2    Deferred Annual Awards.

(a)    The payment of all or any portion (rounded to an even multiple of 10%) of a cash Annual Award may be deferred voluntarily at the election of individual participants in salary grades 19-25. Any such deferral will be net of any applicable FICA or FUTA taxes. A separate irrevocable election must be made prior to the Performance Year. Any Annual Award made by the Committee after termination of employment of a participant or retirement of a participant will be paid in accordance with any deferral election made within the enrollment period.

(b)    At the time the participant makes a deferral election he or she must select the payment options (including the Payment Event as set forth at (c) below and the Payment Term as set forth at (d) below) applicable to the Deferred Annual Award for the Performance Year, as well as any earnings or income attributable to such amounts. The payment options elected will apply only to that year’s Deferred Annual Award and will not apply to any previous Deferred Annual Award or to any subsequent Deferred Annual Award. Any participant who elects to defer all or a portion of an Annual Award and who fails to select a Payment Event, or a Payment Term will be presumed to have elected a Payment Event of Separation from Service in accordance with paragraph (c)(i) below and/or a Payment Term of a single sum.

(c)    The Payment Event elected can be either:

(i)    Separation from Service for any reason other than death. Payment will be made, or begin, in the later of: (1) January of the year following the year of the Separation from Service; or (2) the seventh month after the month of the Separation from Service. Later installments, if any, will be paid in January of the succeeding years. Effective for amounts deferred in 2019 and succeeding years, payment will be made, or begin, in the seventh month after the month of Separation from Service. Later installments, if any, will be paid in the same month of the succeeding years;

(ii)    Payment upon attainment of a date certain that is more than 1 year after the last day of the applicable Performance Year. Later installments, if any, will be paid in the same month of the succeeding years; or

(iii)    The later to occur of (i) or (ii) above.

(d)    Payment Term. At the time of electing to defer an Annual Award, the participant must also elect how he or she wishes to receive any such payment from among the following options (the participant may elect a separate Payment Term for each Payment Event elected):

(i)    Payment in a single sum upon occurrence of the Payment Event.

(ii)    Payment of a series of annual installment payments over a period from two (2) years to fifteen (15) years following the Payment Event. Each installment payment shall be equal to a fractional amount of the balance in the account the numerator of which is one and the denominator of which is the number of installment payments remaining. Although initially such installment payments will be identical, actual payments may vary based upon investment performance. For example, a series of 5 installment payments will result in a payout of 1/5 of the account balance in the first installment, ¼ of the account balance (including investment gains or losses since the first installment date) in the second installment, etc.

(e)    Changes to Payment Options. Once a payment option has been elected, subsequent changes which would accelerate the receipt of benefits from the Plan are not permitted, except that the Plan Administrator, which is the Benefit Administration Committee as defined in the Savings Plan for Employees of Consumers Energy and other CMS Energy Companies (the “Savings Plan”), may at its discretion accelerate payments to the extent permitted by Code Section 409A and applicable regulations. A subsequent election to change the payment options related to a Payment Event, in order to delay a payment or to change the form of a payment, can only be made when all of the following conditions are satisfied:

(i)    such election may not take effect until at least 12 months after the date on which the election is made;

(ii)    the payment(s) with respect to which such election is made is deferred for a period of not less than 5 years from the date such payment would otherwise have been made (or, in the case of installment payments under Section 4.2(d)(ii) with regard to amounts deferred (and the related earnings) prior to January 1, 2016, 5 years from the date the first installment was scheduled to be paid); and

(iii)    such election must be made not less than 12 months before the date the payment was previously scheduled to be made (or, in the case of installment payments under Section 4.2(d)(ii) with regard to amounts deferred (and the related earnings) prior to January 1, 2016, 12 months before the first installment was scheduled to be paid), if the participant’s previous commencement date was a specified date.

Effective January 1, 2016, the right to a series of installment payments is to be treated as a right to a series of separate payments to the extent permissible under Code Section 409A and any applicable regulations. When making a subsequent election with respect to the payment of any post-December 31, 2015 deferral, the participant may make a separate election with respect to each separate payment, provided that such election must result in all of the applicable Performance Year’s deferral with related earnings being paid in a single sum or in a series of annual payments over a period from two (2) to fifteen (15) consecutive years.

(f)    Investments. At the time of electing to voluntarily defer payment, the participant must elect how the Deferred Annual Award will be treated by the Company or Subsidiary. To the extent that any amounts deferred are placed in a rabbi trust with an independent Record Keeper, a participant who has previously deferred amounts under this Plan will automatically have his or her existing investment profile apply to this deferral also. Record Keeper means the person(s) or entity named as such by the Plan Administrator. All determinations of the available investment options by the Plan Administrator are final and binding upon participants. A participant may change the investment elections at any time prior to the payment of the benefit, subject to any restrictions imposed by the Plan Administrator, the plan Record Keeper or by any applicable laws and regulations. A participant not making an election will have amounts deferred treated as if in a Lifestyle Fund as defined in the Savings Plan applicable to the participant's age 65, rounded up, or such other investment as determined by the Plan Administrator. All gains and losses will be based upon the performance of the investments selected by the participant from the date the deferral is first credited to the nominal account. If the Company elects to fund its obligation as discussed below, then investment performance will be based on the balance as determined by the Record Keeper.

(g)    The amount of any Deferred Annual Award is to be satisfied from the general corporate funds of the company on whose payroll the Plan participant was enrolled prior to the payout beginning and are subject to the claims of general creditors of the company. This is an unfunded nonqualified deferred compensation plan. To the extent the Company elects to place funds with a trustee to pay its future obligations under this Plan, such amounts are placed for the convenience of the Company or Subsidiary, remain the property of the Company or Subsidiary and the participant shall have no right to such funds until properly paid in accordance with the provisions of this Plan. For administrative ease and convenience, such amounts may be referred to as participant accounts, but as such are a notional account only and are not the property of the participant. Such amounts remain subject to the claims of the creditors of the Company or Subsidiary.

(h)    Payment in the Event of an Unforeseeable Emergency. The participant may request that payments commence immediately upon the occurrence of an Unforeseeable Emergency as that term is defined in Code Section 409A and any applicable regulations. Generally, an unforeseeable emergency is a severe financial hardship resulting from an illness or accident of the participant or the participant’s spouse or dependent, loss of the participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. A distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the participant’s assets (without causing severe financial hardship), or by cessation of deferrals under this arrangement, the Savings Plan or other arrangements. Distributions because of an unforeseeable emergency shall not exceed the amount permitted under Section 409A and accordingly are limited to the amount reasonably necessary to satisfy the emergency need (after use of insurance proceeds, liquidation of assets, etc.) plus an amount to pay taxes reasonably anticipated as a result of the distribution. In the event any payment is made due to an unforeseeable emergency, all deferral elections for the current Performance Year will cease and the participant will not be eligible to make any deferral elections under this Plan for the following Performance Year. For any participant receiving a hardship withdrawal under the Savings Plan, all deferral elections under this Plan for the current Performance Year will cease and the participant will not be eligible to make any deferral elections under this Plan for the following Performance Year.

4.3    Payment in the Event of Death.

(a)    A participant may name the beneficiary of his or her choice on a beneficiary form provided by the Company or Record Keeper, and the beneficiary shall receive, within 90 days of the participant’s death, in a single sum, all payments credited to the participant in the event that the participant dies prior to receipt of Deferred Annual Awards. If there is no beneficiary named at the time of participant’s death or if the beneficiary does not survive the participant, the payment will be made to the participant’s estate. In no event may any recipient designate a year of payment for an amount payable upon the death of the participant.

(b)    A participant may change beneficiaries at any time, and the change will be effective as of the date the plan Record Keeper or the Company accepts the form as complete. The Company will not be liable for any payments made before receipt and acceptance of a written beneficiary request.

V.    CHANGE OF STATUS

Payments in the event of a change in status will not be made if no Annual Awards are made for the Performance Year.

5.1    Pro-Rata Annual Awards. A new EICP participant, whether hired or promoted to the job, or an EICP employee promoted to a higher salary grade during the Performance Year will receive a pro rata Annual Award based on the percentage of the Performance Year in which the employee is in a particular salary grade. An EICP participant whose salary grade has been lowered, but whose employment is not terminated during the Performance Year will receive a pro rata Annual Award based on the percentage of the Performance Year in which the employee is in a particular salary grade. Awards will also be prorated for any change in full time or part time work status.

5.2    Termination. An EICP participant whose employment is terminated pursuant to a violation of the Company code of conduct or other corporate policies will not be considered for or receive an Annual Award.
5.3    Resignation. An EICP participant who resigns prior to payment (during or after a Performance Year) will not be eligible for an Annual Award. If the resignation is due to reasons such as a downsizing or reorganization, or the ill health of the employee or ill health in the immediate family, the employee may petition the Plan Administrator and may be considered, in the discretion of the Plan Administrator, for a pro rata Annual Award. The Plan Administrator's decision to approve or deny the request for a pro rata Annual Award shall be final.

5.4    Death, Disability, Retirement, Leave of Absence. An EICP participant whose status as an active employee is changed during the Performance Year due to death, Disability, Retirement, or Leave of Absence (as determined by the Plan Administrator) will receive a pro rata Annual Award. An EICP participant whose employment is terminated following the Performance Year but prior to payment due to death, Disability or Retirement will continue to be eligible for an Annual Award for the Performance Year. Any such payment or Annual Award payable due to the death of the EICP participant will be made to the named beneficiary, or if no beneficiary is named or if the beneficiary doesn’t survive the EICP participant, then to the EICP participant’s estate no later than March 15 following the applicable Performance Year. Notwithstanding the above, an EICP participant who retires, is on disability or leave of absence and who becomes employed by a competitor of CMS Energy or Consumers Energy or their subsidiaries or affiliates prior to award payout will forfeit all rights to an Annual Award, unless prior approval of such employment has been granted by the Committee. A “competitor” shall mean an entity engaged in the business of (1) selling (a) electric power or natural gas at retail or wholesale within the State of Michigan or (b) electric power at wholesale within the market area in which an electric generating plant owned by a subsidiary or affiliate of CMS Enterprises is located or (2) developing an electric generating plant within the State of Michigan or a market area in which an electric generating plant owned by a subsidiary.

5.5    Payment Following Leave of Absence. Payment of an award for an EICP participant who is on leave of absence or Family Medical Leave Act leave at the time of payment shall be paid in the same payroll period as active employees. Payment of an award for an EICP participant who is laid-off at the time of payment shall be paid in the payroll period that is within an administratively reasonable time after returning to work, but no later than March 15 of the year following the year the participant has returned to work.

    VI.    MISCELLANEOUS

6.1    Impact on Benefit Plans. Payments made under the Plan will be considered as earnings for the Supplemental Executive Retirement Plans (Salary Grades 24 and 25) but not for purposes of the Employees’ Savings Plan, Pension Plan, or other employee benefit programs.

6.2    Impact on Employment. Neither the adoption of the Plan nor the granting of any Annual Award under the Plan will be deemed to create any right in any individual to be retained or continued in the employment of the Company or any corporation within the Company’s control group.

6.3    Termination or Amendment of the Plan. The Company may amend or terminate the Plan at any time. Upon termination, any Deferred Annual Award accrued under the Plan and vested will remain in the Plan and be paid out in accordance with the Payment Elections previously selected. The Plan Administrator is authorized to make any amendments that are deemed necessary or desirable to comply with any applicable laws, regulations or orders or as may be advised by counsel or to clarify the terms and operation of the Plan. The Company may terminate the Plan and accelerate any benefits under the Plan, at its discretion, if it acts consistent in all manners with the requirements of Code Section 409A and any applicable regulations with respect to when a terminated plan may accelerate payment to a participant.

6.4    Governing Law. The Plan will be governed and construed in accordance with the laws of the State of Michigan.

6.5    Dispute Resolution. Any disputes related to the Plan must be brought to the Plan Administrator. The Plan Administrator is granted full discretionary authority to apply the terms of the Plan, make administrative rulings, interpret the Plan and make any other determinations with respect to the Plan. If the Plan Administrator makes a determination and the participant disagrees with or wishes to appeal the determination, the participant must appeal the decision to the Plan Administrator, in writing and not later than 60 days from when the determination was mailed to the participant. If the participant does not timely appeal the original determination, the participant has no further rights under the Plan with respect to the matter presented in the claim. If the participant appeals the original determination and that appeal does not result in a mutually agreeable resolution, then the dispute shall be subject to final and binding arbitration before a single arbitrator selected by the parties to be conducted in Jackson, Michigan, provided the participant makes such request for arbitration in writing within 30 days of the final decision by the Plan Administrator. The arbitration will be conducted and finished within 90 days of the selection of the arbitrator. The parties shall share equally the cost of the arbitrator and of conducting the arbitration proceeding, but each party shall bear the cost of its own legal counsel and experts and other out-of-pocket expenditures. The arbitrator must use an arbitrary and capricious standard of review when considering any determinations and findings by the Plan Administrator.

    VII.    AMENDMENT TO REFLECT CODE SECTION 409A

7.1    Code Section 409A. This Plan has been amended, effective as of January 1, 2005, to comply with the requirements of Section 409A of the Code. To the extent counsel determines additional amendments may be reasonable or desirable in order to comply with Code Section 409A, and any other applicable rules, laws and regulations, such changes shall be authorized with the approval of the Plan Administrator.